EXHIBIT 24.1

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Lilley, James P. Cronin and Roy Smith, and each of them as the true and lawful attorney-in-fact and agent of each such signatory, with full power of substitution and resubstitution, for each such signatory and in the name, place and stead of each such signatory, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 of Cytec Industries Inc. relating to the registration of $20,000,000 of deferred compensation obligations and 200,000 shares of Common Stock of Cytec Industries Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and

Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each such signatory might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or any of their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney this 17th day of July, 2003.

John E. Akitt	Director
/s/ Frederick W. Armstrong Frederick W. Armstrong	Director
/s/ Chris A. Davis Chris A. Davis	Director
/s/ Anthony G.Fernandes Anthony G. Fernandes	Director
/s/ Louis L. Hoynes, Jr. Louis L. Hoynes, Jr.	Director
/s/ William P. Powell William P. Powell	Director
/s/ Jerry R. Satrum Jerry R. Satrum	Director
/s/ James R. Stanley James R. Stanley	Director